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[THE YORK GROUP LOGO]


                                                                    EXHIBIT 99.1

CONTACT:    Dan Malone
            713-984-5500
            713-984-5517 Fax


                              THE YORK GROUP, INC.
               ANNOUNCES SALE OF COMMEMORATIVE PRODUCTS SEGMENT
                      TO MATTHEWS INTERNATIONAL CORPORATION


      HOUSTON, TX - May 23, 2001 - The York Group, Inc. (NASDAQ:YRKG) today announced the sale of the businesses which comprise its Commemorative Products segment to Matthews International Corporation for net cash proceeds of $45 million. The proceeds from this transaction will retire substantially all of the Company's outstanding debt and further increase its cash reserves. After the closing, the Company will have cash reserves of approximately $21 million and total debt of less than $1.5 million, consisting primarily of capital lease obligations. "Except for a few minor capital leases that we chose to maintain, by the end of the day tomorrow we will have retired all of our outstanding debt and completely fulfilled our obligations to our existing lenders," stated Thomas
J. Crawford, President and Chief Executive Officer of The York Group.

      The Company expects to record a pre-tax loss of approximately $10 million on the sale of these businesses, representing less than full realization of the $48 million goodwill value currently carried on the books of these subsidiaries. The Company also expects to write off approximately $2 million of deferred financing costs in conjunction with the debt retirement.

      The York Group, Inc., headquartered in Houston, Texas, offers death care professionals the broadest range of wood, metal, cloth-covered, orthodox and cremation caskets of all industry suppliers. The York Group also provides the York Merchandising System(TM) and Funeral Resource Center(TM), which are state-of-the-art merchandising display systems for the death care industry.

      Certain of the information relating to the Company contained or incorporated by reference herein is "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference or made by management of the Company, other than statements of historical fact regarding the Company, are forward-looking statements. These statements, and all phases of the Company's operations, are subject to risks and uncertainties, any one of which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include or relate to, among other things, changes in demand for the Company's products and services that could be caused by a number of factors, including changes in death rate, cremation rates, competitive pressures and economic conditions, as well as the effect of competition on the Company's ability to maintain margins on existing operations.


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